PROMISSORY NOTE

$450,000.00

Boston, Massachusetts
July 10, 2001
As amended on October 4, 2001

        FOR VALUE RECEIVED, the undersigned, Richard T. Schumacher, having an address at 349 Foundry St., South Easton, MA 02375 (“Maker”), promises to pay to the order of Boston Biomedica, Inc., a Massachusetts corporation having an address at 375 West Street, West Bridgewater, MA 02379 the sum of FOUR HUNDRED FIFTY THOUSAND ($450,000.00) DOLLARS together with interest on the unpaid balance at the rate of seven (7.0%) percent per annum payable as to interest only on the first day of each month, and with the entire balance of accrued interest, if any, and principal to be paid in full one (1) year from the date hereof (the “Maturity Date”).

        This Note may be prepaid in whole or in part at any time without premium or penalty.

        As of the date of this Note, the Maker has drawn $250,000.00 of the face amount of this Note. In addition, the Maker has drawn an additional $50,000 on August 30, 2001, $50,000 on September 27, 2001, and $100,000 on October 4, 2001 under this note. At the option of the Maker, Maker may satisfy his obligation to make monthly payments of interest by instructing the holder to draw and pay such monthly interest payments to the holder from the unadvanced face amount of this Note, provided that the holder shall not have any obligation to advance or readvance any amount (i) in excess of the face amount of this Note, or (ii) if there exists an the event of a default under this Note or any stock pledge or other security instrument given therefor or in connection therewith.

        At the option of the holder, the Maturity Date may be extended for one or more additional one year term(s).

        The Maker also agrees to pay all costs and expenses incurred by the holder hereof, including all reasonable attorneys’ fees for implementing this loan, or for the collection of this Note and the indebtedness evidenced hereby, or the enforcement of the holder’s rights hereunder or under any other instrument creating any collateral security or guaranty now or hereafter given to secure this loan.

        At the option of the holder, this Note shall become immediately due and payable without further notice or demand, and notwithstanding any prior waiver of any breach or default or other indulgence, upon the occurrence at any time of any one or more of the following events (“event of default”): (i) default continuing for ten (10) days in making any payment of principal, interest or other charges due hereunder; (ii) default continuing uncured for thirty (30) days under any security agreement now or hereafter executed in connection with the indebtedness evidenced hereby (except that there shall be no grace period in respect of a sale of any collateral or in respect of any bankruptcy proceedings); (iii) if any party liable hereon whether as maker, endorser, guarantor, surety or otherwise shall make an assignment for the benefit of creditors, or if a receiver of any such party’s property shall be appointed, or if a petition in bankruptcy or other similar proceeding under any law for relief of debtors shall be filed by or against any such party; (iv) if a tax lien is filed against the Maker, or against any property which is collateral for this Note, and the same is not discharged within thirty (30) days; (v) in the event of any sale or transfer of any real or personal property comprising collateral for this Note; and (vi) if the Maker shall fail to pay or perform any obligations secured by any senior security interest affecting any collateral given to secure this Note.

        Each and every party liable hereon whether as maker, endorser, guarantor, surety or otherwise hereby: (a) waives presentment, demand, protest, suretyship defenses and defenses in the nature thereof; (b) waives any defenses based upon and specifically assents to any and all extensions and postponements of the time for payment, changes in terms and conditions and all other indulgences and forebearances which may be granted by the holder to any party now or hereafter liable hereunder; (c) agrees to any substitution, exchange, release, surrender or other delivery of any collateral now or hereafter held hereunder and to the addition or release of any other party or person primarily or secondarily liable; and (d) agrees to be bound by all of the terms contained in this Note and in any stock pledge agreement, security agreement, mortgage and all other instruments now or hereafter executed, evidencing or governing all or any portion of the collateral for this Note. Every such party to this Note and each such instrument agrees that the obligations of all such parties shall be joint and several.

        No delay or omission on the part of the holder in exercising any right hereunder or any right under any instrument or agreement executed in connection herewith which is given or may be given to secure the indebtedness evidenced hereby shall operate as a waiver of such right, or of any other right, of such holder, nor shall any delay, omission or waiver on any one occasion be deemed to be a bar to, or waiver of, the same or of any other right on any future occasion.

        During the period of any event of default, and after maturity (which shall mean the date stated above on which the entire balance of principal and interest is due and payable hereunder, or such earlier date on which the entire sum may become due and payable at the option of the holder following default as set forth above) this Note shall bear interest at the rate of eighteen percent (18%) per annum.

        Notwithstanding any provision contained herein or contained in any stock pledge, security agreement or other instrument or agreement now or hereafter executed in connection with this Note, the maximum amount of interest and other charges in the nature thereof contracted for, or payable hereunder or thereunder, shall not exceed the maximum amount which may be lawfully contracted for, charged and received in this loan transaction all as determined by the final judgment of a court of competent jurisdiction, including all appeals therefrom.

        All payments due hereunder shall be made Boston Biomedica, Inc., 375 West Street, West Bridgewater, MA 02379, ATTENTION: Treasurer, or such other place as the holder hereof may designate from time to time in writing.

      Executed as a sealed instrument.

 WITNESS:

 ____________________________                            ______________________________
                                                         Richard T. Schumacher

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This Note is secured by the pledge of 90,000 shares of common stock of Boston Biomedica, Inc., a Massachusetts corporation.

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